FOR IMMEDIATE RELEASE
November 14, 2008

ILX RESORTS REPORTS THIRD QUARTER RESULTS

PHOENIX, ARIZONA – November 14, 2008 - ILX RESORTS INCORPORATED (AMEX: ILX) a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States, announced a net loss for the third quarter of 2008.  Third quarter results include the write off of consumer notes receivable in excess of 90 days delinquent and the increase in the allowance for doubtful accounts as a percentage of performing notes receivable and performing notes sold with recourse to reflect a reduction in expectations of collectability of delinquent and performing loans based on recent economic, financial and credit conditions.  $6.8 million or $1.85 per share both basic and diluted, of the $7.3 million or $2.01 per share both basic and diluted net loss for the quarter, results from the write off and increase in allowance.  The net loss from operations exclusive of the increased allowance and write off was $580,000 or $0.16 per share both basic and diluted, which compares with a net loss of $290,000 or $0.09 per share in the third quarter 2007.  Revenue from operations exclusive of the increased allowance and write off for the three months ended September 30, 2008 was $10.4 million as compared to $12.1 million for the comparable period in 2007.

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX's portfolio of world-class properties includes eight resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico and land in Puerto Peñasco (“Rocky Point”), Mexico and Sedona, Arizona, both of which are in the final planning stages.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

Forward-Looking Statements; Risks and Uncertainties

Statements contained in this document that disclose the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made.  For example, future results, performance and achievements may be affected by our ability to successfully implement our strategic, operational and marketing plans, general economic conditions, the impact of war and terrorist activity, business and financing conditions, governmental and regulatory actions, the cyclicality of the vacation ownership industry, relationships with key employees, domestic and international political and geopolitical conditions, competition, downturns in leisure travel patterns, risk associated with the level and structure of our indebtedness, and other circumstances and uncertainties.  We believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, but we can give no assurance that our expectations will be attained or that results will not materially differ.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ILX RESORTS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	September 30,
	2007	2008
ASSETS
Cash and cash equivalents, including restricted cash of $101,113 and $0, respectively	$3,332,922	$2,888,260
Notes receivable, net of allowance for uncollectible notes
of $3,801,902 and $2,405,197, respectively	35,369,404	19,860,710
Resort property held for Vacation Ownership Interest sales	18,655,976	24,598,069
Resort property under development	4,659,865	1,269,445
Land held for sale	585,511	586,681
Property and equipment, net	20,003,338	20,130,853
Other assets	2,611,469	2,672,854
Deferred tax asset	-	1,663,874

TOTAL ASSETS	$85,218,485	$73,670,746

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Accounts payable	$1,409,993	$1,363,283
Accrued expenses and other liabilities	3,784,582	3,967,527
Income tax payable	44,232	-
Notes payable	37,353,072	37,925,323
Note payable affiliate	600,000	-
Deferred income taxes	3,830,318	-

TOTAL LIABILITIES	47,022,197	43,256,133

MINORITY INTERESTS	2,032,716	1,994,151

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY

Preferred stock, $10 par value; 10,000,000 shares authorized;
117,722 shares issued and outstanding; liquidation preference of $1,177,220	746,665	746,665
Common stock, no par value; 30,000,000 shares authorized;
5,477,257 and 5,580,259 shares issued and outstanding, respectively	29,018,839	29,322,887
Treasury stock, at cost, 1,925,496 and 1,938,055 shares, respectively	(9,973,257)	(10,000,210)
Additional paid-in capital	59,435	59,435
Deferred compensation	(265,513)	(136,645)
Retained earnings	16,577,403	8,428,330
TOTAL SHAREHOLDERS' EQUITY	36,163,572	28,420,462

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$85,218,485	$73,670,746

ILX RESORTS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2008	2007	2008
REVENUES:
Sales of Vacation Ownership Interests	$6,134,279	$4,936,013	$19,228,836	$15,657,867
Estimated uncollectible revenue	(268,648)	(14,765,160)	(839,097)	(15,234,768)
Resort operating revenue	5,324,324	5,188,714	14,831,125	15,292,829
Interest and finance income	890,162	522,259	2,665,790	2,040,871
Total revenues	12,080,117	(4,118,174)	35,886,654	17,756,799

COST OF SALES AND OPERATING EXPENSES:
Cost of Vacation Ownership Interests sold (recovered)	754,658	(2,641,944)	2,419,608	(1,242,527)
Cost of resort operations	4,656,385	4,589,281	13,262,044	13,553,999
Sales and marketing	4,495,338	3,626,697	13,839,827	11,404,765
General and administrative	1,616,566	1,694,664	4,679,529	4,904,364
Depreciation and amortization	359,101	274,120	1,103,107	882,575

Total cost of sales and operating expenses	11,882,048	7,542,818	35,304,115	29,503,176

Timeshare and resort operating income (loss)	198,069	(11,660,992)	582,539	(11,746,377)

Income from land and other, net (including Related Party)	(14,364)	9,115	75,158	55,293

Total operating income (loss)	183,705	(11,651,877)	657,697	(11,691,084)

Interest expense	(687,223)	(663,184)	(2,013,570)	(1,972,901)

Loss before income taxes and minority interest	(503,518)	(12,315,061)	(1,355,873)	(13,663,985)

Income tax benefit	193,161	4,960,508	534,063	5,489,872

Loss before minority interest	(310,357)	(7,354,553)	(821,810)	(8,174,113)

Minority interest in loss of consolidated subsidiary	20,616	13,050	20,616	38,565

NET LOSS	$(289,741)	$(7,341,503)	$(801,194)	$(8,135,548)

NET LOSS PER SHARE:
Total Basic net loss per share	$(0.09)	$(2.01)	$(0.24)	$(2.24)

Total Diluted net loss per share	$(0.09)	$(2.01)	$(0.24)	$(2.24)

DIVIDENDS PER SHARE	$0.125	$-	$0.375	$-